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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form N-1A of our reports dated February 25, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Reports to Shareholders of the John Hancock Trust (formerly Manufacturers Investment Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers  LLP

Boston, Massachusetts
April 20, 2005